UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2022

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market

Item 1.01	Entry into a Material Definitive Agreement

On April 14, 2022, Navient Corporation (the “Company”) entered into a Nomination and Cooperation Agreement (the “Agreement”), by and among the Company and Sherborne Investors Management LP, Newbury Investors LLC and Edward J. Bramson (collectively, the “Sherborne Group”). The Agreement includes various terms, conditions and provisions, including the Company’s agreement to, among other things, (i) include Mr. Bramson in the director slate of candidates to stand for election at the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”) recommended by the board of directors of the Company (the “Board”) and (ii) notice the 2022 Annual Meeting to be held before June 30, 2022. Mr. Bramson, while serving as a member of the Board, is required to (i) meet all applicable director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to non-management directors.

If the Sherborne Group (which currently holds approximately a 19.7% ownership position in the Company) ceases to hold at least 10.0% of the Company’s common stock, Mr. Bramson would offer his resignation from the Board. Such offer of resignation would also be required in certain other circumstances set forth in the Agreement.

Under the Agreement, the Sherborne Group is subject to various restrictions, including, among other things, limitations on proposing or engaging in certain extraordinary transactions and other matters involving the Company, prohibitions on the Sherborne Group acquiring more than 20.0% of the Company’s outstanding shares other than as a result of share repurchases undertaken by the Company, engaging in proxy solicitations and certain other stockholder-related matters and proposals, forming groups with other investors, disposing of its shares to a third party who, to the Sherborne Group’s knowledge, would subsequently own 5.0% or more of the Company’s outstanding shares outside of open market broker sale transactions or transactions approved by the Board, engaging in short sales of Company shares, and limitations on certain statements regarding the Company and on certain interactions with third parties and employees of the Company. The Sherborne Group has agreed to vote its shares as set forth in the Agreement, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to the Sherborne Group under the Agreement. The provisions of the Agreement described above generally apply until the date that is the later of (i) the earlier of (a) the closing of the 2023 annual meeting of stockholders of the Company and (b) 5:00 p.m. Eastern Time on June 30, 2023.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On April 18, 2022, the Company and the Sherborne Group issued a joint press release regarding the above matters, which press release is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Nomination and Cooperation Agreement between the Company and the Sherborne Group, dated April 14, 2022.

99.2	Joint Press Release Announcing Cooperation Agreement and Nomination of Edward J. Bramson to Navient Corporation’s Board of Directors, dated April 18, 2022.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2022

NAVIENT CORPORATION

By:	/s/ Mark L. Heleen
Mark L. Heleen
Chief Legal Officer